UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2026

AMAZE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41147	87-3905007
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Paularino Ave., Suite D-200, Costa Mesa, CA 92626

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (855) 766-9463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AMZE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 29, 2026, the Company received written notice from the NYSE American LLC announcing that the NYSE American would be commencing proceedings to delist the Company’s common stock from the NYSE American and that trading would be suspended immediately. The NYSE American determined that the Company is no longer suitable for listing on the NYSE American pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of the Company’s common stock. The Company will not appeal the NYSE American’s determination to delist its common stock. The NYSE American filed a Form 25 on October 1, 2026 to delist the common stock. The delisting will become effective 10 days after the filing of the Form 25.

Following the suspension the Company’s common stock is quoted on the OTC Pink Limited Market. The Company intends to apply for quotation on the OTCQB Venture Market. The OTC market is a significantly more limited market than NYSE American, and quotation on the OTC market likely results in a less liquid market for existing and potential holders of the common stock to trade in the common stock and could further depress the trading price of the common stock. The Company can provide no assurance that its common stock will continue to trade on this market, whether broker-dealers will continue to provide public quotes of the common stock on this market, or whether the trading volume of the common stock will be sufficient to provide for an efficient trading market. The transition to over-the-counter markets will not affect the Company’s business operations.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amaze Holdings, Inc.

Date: October 1, 2026	By:	/s/ Joel Krutz
Joel Krutz, Interim Chief Executive Officer and Chief Financial Officer